EXHIBIT 99.1

CONTACTS:

Cutera, Inc.

Ron Santilli

Chief Financial Officer

415-657-5500

Investor Relations

John Mills

Integrated Corporate Relations, Inc.

310-954-1100

john.mills@icrinc.com

Cutera Reports First Quarter Ended March 31, 2007 Results

BRISBANE, Calif., May 7, 2007 — Cutera, Inc. (NASDAQ: CUTR), a leading provider of laser and other light-based aesthetic systems for practitioners worldwide, today reported financial results for the first quarter ended March 31, 2007. Key financial highlights are as follows:

First quarter 2007, compared with the same quarter in 2006:

•	Revenue increased 12% from $20.8 million to $23.3 million.

•	Diluted earnings per share, which included stock-based compensation expenses, was $0.12, compared with $0.08 in the first quarter of 2006.

•	Non-GAAP(1) diluted earnings per share was $0.18, compared with $0.13 in the first quarter of 2006.

“While we are pleased with our international revenue which grew 27% when comparing Q1’07 to Q1’06, the revenue growth in our U.S. business this past quarter did not meet our expectations,” said Kevin Connors, President and Chief Executive Officer. He explained, “We believe that the primary reasons for the poor performance of our North American sales team were the unsuccessful implementation of our junior sales program, unusually high sales employee turnover, and disappointing results from PSS and other national accounts.

We are taking the following strategic initiatives to improve our performance:

1)	We are continuing to restructure our sales-force with senior, experienced sales people, and have discontinued the junior sales program;

2)	We have dedicated additional sales personnel to our PSS partnership to facilitate increased selling efforts; and,

3)	We plan to expand our North American sales team and expect to have 64 senior, experienced sales people by the end of 2007.”

Mr. Connors continued, “As a result of our aberrant sales employee turnover, many of our North American salespeople have been in their roles for less than six months. We recognize that it will take time for new employees to achieve target sales productivity, but are confident that our model will support increased growth by the second half of this year. Additionally, we believe that our introduction of Pearl, which received FDA clearance during the quarter, will have a favorable impact on our performance. We are continuing to increase our investments in the international market, which is experiencing robust growth. We have one of the most diverse product lines in the aesthetic equipment market, realize high operating margins, and manage a strong balance sheet with over $111 million in cash and marketable securities with no debt.”

Guidance:

Management expects revenue for the second quarter and full year 2007 to be approximately $23 million and $110 million, respectively.

For the second quarter and full year 2007, we expect GAAP diluted earnings per share to be $0.08 and $0.81, respectively. For the same periods, Non-GAAP(1) diluted earnings per share is expected to be $0.14 and $1.07, respectively.

Non-GAAP Presentation:

(1)	Effective January 1, 2006, Cutera adopted Statement of Financial Accounting Standards (SFAS) No. 123(R), which required the Company to recognize compensation expense relating to share-based payment transactions in the Statement of Operations. In June 2006, the Company settled its patent litigation. To supplement the condensed consolidated financial information presented on a GAAP basis, management has provided Non-GAAP net income and Non-GAAP diluted income per share measures that exclude the impact of all stock-based compensation expenses, net of income taxes. The Company believes that these Non-GAAP financial measures provide investors with insight into what is used by management to conduct a more meaningful and consistent comparison of the company’s ongoing operating results and trends, compared with historical results. This presentation is also consistent with management’s internal use of the measure, which it uses to measure the performance of ongoing operating results, against prior periods and against our internally developed targets. A table reconciling the GAAP financial measures to the Non-GAAP measures, is included in the condensed consolidated financial information attached to this release.

Conference Call:

The conference call to discuss these results is scheduled to begin at 2:00 p.m. PDT (5:00 p.m. EDT) on May 7, 2007. The call will be broadcast live over the Internet hosted at the Investor Relations section of the Company’s website at www.cutera.com and will be archived online within one hour of its completion. In addition, you may call 800-811-0667 to listen to the live broadcast. Participating in the call will be Kevin Connors, President and Chief Executive Officer, and Ron Santilli, Chief Financial Officer.

A telephonic playback will be available from 5:00 p.m. PDT (8:00 p.m. EDT) on May 7, 2007, through 8:59 p.m. PDT (11:59 p.m. EDT) on May 21, 2007 by calling 888-203-1112. To access this playback, please enter pass code 9191564.

About Cutera, Inc.

Brisbane, California-based Cutera is a leading provider of laser and other light-based aesthetic systems for practitioners worldwide. Since 1998, Cutera has been developing innovative, easy-to-use products that enable dermatologists, plastic surgeons, gynecologists, primary care physicians and other qualified practitioners to offer safe, effective and non-invasive aesthetic treatments to their patients. For more information, call 1-888-4CUTERA or visit www.cutera.com

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning Cutera’s ability to grow its business, expectations regarding new products and applications, plans to expand its sales and distribution network, as well as Cutera’s financial guidance for the second quarter, and full-year 2007, are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause Cutera’s actual results to differ materially from the statements contained herein. Cutera’s first quarter ended March 31, 2007 financial performance, as discussed in this release, is preliminary and unaudited, and subject to adjustment. Estimates for the second quarter and fiscal year 2007 financial performance are subject to a number of assumptions regarding the future operation of our business. Further information on potential risk factors that could affect Cutera’s business and its financial results include its ability to improve sales productivity and increase sales performance worldwide; its ability to successfully develop and market new products; unforeseen events and circumstances relating to its operations; government regulatory actions; general economic conditions; and those other factors described in the section entitled, “Risk Factors,” in its most recent Form 10-Q as filed with the Securities and Exchange Commission on May 7, 2007. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speak only as of the date they are made. Cutera undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

CUTERA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2007	December 31, 2006

Assets
Current assets:
Cash and cash equivalents	$16,876	$11,800
Marketable investments	94,363	96,285
Accounts receivable, net	8,565	9,601
Inventories	6,516	5,220
Deferred tax asset	5,809	5,792
Other current assets	3,488	2,702

Total current assets	135,617	131,400

Property and equipment, net	1,212	1,029
Intangibles, net	1,398	1,446
Deferred tax asset	361	—

Total assets	$138,588	$133,875

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,893	$2,212
Accrued liabilities	11,615	13,675
Deferred revenue	3,780	3,514

Total current liabilities	17,288	19,401

Deferred rent	1,478	1,424
Deferred revenue, net of current portion	3,192	3,258
Income tax liability	1,018	60

Total liabilities	22,976	24,143

Stockholders’ equity:
Common stock	13	13
Additional paid-in capital	90,304	86,242
Deferred stock-based compensation	(190)	(331)
Retained earnings	25,530	23,866
Accumulated other comprehensive loss	(45)	(58)

Total stockholders’ equity	115,612	109,732

Total liabilities and stockholders’ equity	$138,588	$133,815

CUTERA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2007	2006
Net revenue	$23,257	$20,757
Cost of revenue	7,781	5,811

Gross profit	15,476	14,946

Operating expenses:
Sales and marketing	9,063	8,546
Research and development	1,747	1,307
General and administrative	3,018	4,375

Total operating expenses	13,828	14,228

Income from operations	1,648	718
Interest and other income, net	1,002	956

Income before income taxes	2,650	1,674
Provision for income taxes	895	567

Net income	$1,755	$1,107

Net income per share:
Basic	$0.13	$0.09

Diluted	$0.12	$0.08

Weighted-average number of shares used in per share calculations:
Basic	13,216	12,257

Diluted	14,629	14,174

CUTERA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2007	2006
Cash flows from operating activities:

Net income	$1,755	$1,107
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	226	199
Change in allowance for doubtful accounts	62	83
Provision for excess and obsolete inventories	18	—
Change in deferred tax asset	60	22
Stock based compensation	1,342	1,086
Tax benefit from employee stock options	710	1,006
Excess tax benefit related to stock-based compensation expense	(288)	(999)
Changes in assets and liabilities:
Accounts receivable	974	(252)
Inventories	(1,314)	(1,439)
Other current assets	(786)	(212)
Accounts payable	(319)	1,035
Accrued liabilities	(1,605)	(258)
Deferred rent	54	82
Deferred revenue	200	652
Income tax liability	(26)	—

Net cash provided by operating activities	1,063	2,112

Cash flows from investing activities:
Acquisition of property and equipment	(341)	(114)
Acquisition of intangibles	(20)	—
Proceeds from sales of marketable investments	15,149	439
Proceeds from maturities of marketable investments	7,630	18,688
Purchase of marketable investments, net	(20,844)	(24,989)

Net cash provided by (used in) investing activities	1,574	(5,976)

Cash flows from financing activities:
Proceeds from exercise of stock options and employee stock purchase plan	2,151	556
Excess tax benefit related to stock-based compensation	288	999

Net cash provided by financing activities	2,439	1,555

Net increase (decrease) in cash and cash equivalents	5,076	(2,309)
Cash and cash equivalents at beginning of period	11,800	5,260

Cash and cash equivalents at end of period	$16,876	$2,951

Supplemental and non-cash disclosure of cash flow information:
Change in deferred stock-based compensation, net of terminations	$(8)	$(1,255)

CUTERA, INC.

CONSOLIDATED REVENUE HIGHLIGHTS

(in thousands, except percentage data)

(unaudited)

	Three Months Ended March 31,
	2007	2006	Change
Revenue By Geography:
United States	$15,845	$14,908	+6%
International	7,412	5,849	+27%

	$23,257	$20,757	+12%

Revenue By Product Category:
Products	$18,316	$17,556	+4%
Product upgrades	1,922	1,136	+69%
Service	1,917	1,121	+71%
Titan handpiece refills	1,102	944	+17%

	$23,257	$20,757	+12%

CUTERA, INC.

NON-GAAP RECONCILIATION OF NET INCOME AND NET INCOME PER SHARE

(in thousands, except per share data)

(unaudited)

	Three Months Ended 3/31/2007	Three Months Ended 3/31/2006
GAAP net income	$1,755	$1,107

Non-GAAP adjustments to net income:
Stock-based compensation (a)	1,342	1,086
Income tax effect of stock-based compensation (b)	(402)	(347)

Total Non-GAAP adjustments to net loss	940	739

Non-GAAP net income	$2,695	$1,846

GAAP diluted net income per share	$0.12	$0.08
Non-GAAP adjustments to diluted income per share
Stock-based compensation, net of income tax effect (a)(b)	0.06	0.05

Non-GAAP diluted net income per share	$0.18	$0.13

Weighted-average shares used to compute GAAP and Non-GAAP diluted net income per share	14,629	14,174

(a)	Includes all non-cash stock-based compensation charges recorded in accordance with SFAS 123 (R).
(b)	The income tax effect is based on the marginal tax impact of excluding the stock based compensation expenses from the tax provision.

CUTERA, INC.

NON-GAAP RECONCILIATION OF GUIDANCE NET INCOME AND NET INCOME PER SHARE

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30, 2007	Year Ended December 31, 2007
Guidance GAAP net income	$1,150	$11,950

Non-GAAP adjustments to net income
Stock-based compensation (a)	1,400	5,812
Income tax effect of stock-based compensation (b)	(462)	(1,918)

Total non-GAAP adjustments to net income	938	3,894

Guidance Non-GAAP net income	$2,088	$15,844

Guidance GAAP diluted net income per share	$0.08	$0.81
Non-GAAP adjustments to GAAP diluted net income per share
Stock-based compensation, net of income tax effect (a)(b)	0.06	0.26

Guidance Non-GAAP diluted net income per share	$0.14	$1.07

Weighted-average shares used to compute GAAP and Non-GAAP diluted net income per share	14,750	14,800

(a)	Includes all non-cash stock-based compensation charges recorded in accordance with SFAS 123 (R).
(b)	The income tax effect is based on the marginal tax impact of excluding the stock based compensation expenses from the tax provision.